CONSTITUTIONAL COURT OF SOUTH AFRICA

Case CCT 48/13

In the matter between:

ALLPAY CONSOLIDATED INVESTMENT HOLDINGS (PTY) LTD	First Applicant
ALLPAY FREE STATE (PTY) LTD	Second Applicant
ALLPAY WESTERN CAPE (PTY) LTD	Third Applicant
ALLPAY GAUTENG (PTY) LTD	Fourth Applicant
ALLPAY EASTERN CAPE (PTY) LTD	Fifth Applicant
ALLPAY KWAZULU-NATAL (PTY) LTD	Sixth Applicant
ALLPAY MPUMALANGA (PTY) LTD	Seventh Applicant
ALLPAY LIMPOPO (PTY) LTD	Eighth Applicant
ALLPAY NORTH WEST (PTY) LTD	Ninth Applicant
ALLPAY NORTHERN CAPE (PTY) LTD	Tenth Applicant
MICAWBER 851 (PTY) LTD	Eleventh Applicant
MICAWBER 852 (PTY) LTD	Twelfth Applicant
MICAWBER 853 (PTY) LTD	Thirteenth Applicant
MICAWBER 854 (PTY) LTD	Fourteenth Applicant

and

CHIEF EXECUTIVE OFFICER OF THE SOUTH AFRICAN SOCIAL SECURITY AGENCY	First Respondent
SOUTH AFRICAN SOCIAL SECURITY AGENCY	Second Respondent
CASH PAYMASTER SERVICES (PTY) LTD	Third Respondent
EZIDLUBHEDU INVESTMENT HOLDINGS (PTY) LTD	Fourth Respondent
FLASH SAVINGS AND CREDIT COOPERATIVE	Fifth Respondent
ENLIGHTENED SECURITY FORCE (PTY) LTD	Sixth Respondent
MOBA COMM (PTY) LTD	Seventh Respondent
EMPILWENI PAYOUT SERVICES (PTY) LTD	Eighth Respondent
PENSION MANAGEMENT (PTY) LTD	Ninth Respondent
MASINGITA FINANCIAL SERVICES (PTY) LTD	Tenth Respondent
SOUTH AFRICAN POST OFFICE	Eleventh Respondent
ROMAN PROTECTION SOLUTIONS CC	Twelfth Respondent
UBANK LIMITED	Thirteenth Respondent
AFRICAN RENAISSANCE INVESTMENT MANAGEMENT (PTY) LTD	Fourteenth Respondent
STANDARD BANK GROUP LIMITED	Fifteenth Respondent
NEW SOLUTIONS (PTY) LTD	Sixteenth Respondent
ITHALA LIMITED	Seventeenth Respondent
KTS TECHNOLOGY SOLUTIONS CONSORTIUM	Eighteenth Respondent

and

CORRUPTION WATCH	First Amicus Curiae
CENTRE FOR CHILD LAW	Second Amicus Curiae

Neutral citation: *AllPay Consolidated Investment Holdings (Pty) Ltd and Others v Chief Executive Officer of the South African Social Security Agency and Others (No 2)* [2014] ZACC 12

Coram: Moseneke ACJ, Cameron J, Dambuza AJ, Froneman J, Jafta J, Khampepe J, Madlanga J, Majiedt AJ, Van der Westhuizen J and Zondo J

Heard on: 11 February 2014

Decided on: 17 April 2014

Summary: Remedy – unlawful tender – just and equitable remedy – tender set aside – new tender ordered – existing contract to remain in place until final decision on whether to award new tender

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ORDER

Judgment on the just and equitable remedy arising from this Court's order in *AllPay Consolidated Investment Holdings (Pty) Ltd and Others v Chief Executive Officer of the South African Social Security Agency and Others* [2013] ZACC 42; 2014 (1) SA 604 (CC) declaring that the tender was invalidly awarded.

The Contract for the Payment of Social Grants between the South African Social Security Agency and Cash Paymaster Services (Pty) Ltd is declared invalid. The declaration of invalidity is suspended pending the decision whether to award a new tender after the tender process is re-run. The full order is at [78].

JUDGMENT

FRONEMAN J (Moseneke ACJ, Cameron J, Dambuza AJ, Jafta J, Khampepe J, Madlanga J, Majiedt AJ, Van der Westhuizen J and Zondo J concurring):

Introduction

[1] This judgment deals with the remedy that should follow upon the judgment on the merits.[1] This Court declared the award of the tender by the South African Social Security Agency (SASSA) to the third respondent, Cash Paymaster Services (Pty) Ltd (Cash Paymaster), constitutionally invalid.[2] The declaration of invalidity was based

[1] *AllPay Consolidated Investment Holdings (Pty) Ltd and Others v Chief Executive Officer of the South African Social Security Agency and Others* [2013] ZACC 42; 2014 (1) SA 604 (CC).

[2] The full order reads:

> "1. Leave to appeal is granted.
>
> 2. The appeal succeeds and the order of the Supreme Court of Appeal is set aside.
>
> 3. It is declared that the award of the tender to Cash Paymaster (the third respondent) to provide services for payment of social grants over a period of five years for all nine provinces is constitutionally invalid.
>
> 4. The declaration of invalidity is suspended pending determination of a just and equitable remedy.
>
> 5. The parties and the amici curiae are directed to furnish factual information on affidavit, as well as further written submissions, on the following aspects:
>
> 5.1 The time and steps necessary, and the costs likely to be incurred, in the initiation and completion of a new tender process for a national social grant payment system.
>
> 5.2 The time and steps necessary, and the costs likely to be incurred, in the implementation of a new system after the tender process is completed.
>
> 5.3 The just and equitable arrangements that should be made for the continued operation of the payment of social grants until a new system is implemented.
>
> 5.4 Cost implications for:
>
> 5.4.1 the third respondent if a new tender process is ordered and implemented, and how these costs could be ameliorated or offset; and
>
> 5.4.2 the state if a new tender process is ordered and implemented, and how these costs could be ameliorated.

on two grounds. The first was that SASSA failed to ensure that the empowerment credentials claimed by Cash Paymaster were objectively confirmed.[3] The second was that Bidders Notice 2 did not specify with sufficient clarity what was required of bidders in relation to biometric verification,[4] with the result that only one bidder was considered in the second stage of the process. This rendered the process uncompetitive and made any comparative consideration of cost-effectiveness impossible.[5]

[2] Section 172(1)(b) of the Constitution provides that following upon a declaration of constitutional invalidity a court—

> "may make any order that is just and equitable, including—
> (i) an order limiting the retrospective effect of the declaration of invalidity; and
> (ii) an order suspending the declaration of invalidity for any period and on any conditions, to allow the competent authority to correct the defect."

> 5.5 What would be in the public interest when determining a just and equitable remedy.
> 5.6 Data and statistics on the implementation of the tender to date.
> 5.7 Whether the third respondent is under a public duty or is constitutionally or otherwise obliged to assist in the transitional arrangements.
> 5.8 Whether there is any other remedy available to the applicant to protect or enforce its private interests in the event that a new tender process is not ordered.
> 5.9 Any other information considered relevant.
>
> 6. The parties and the amici must comply with the directions in paragraph 5 above by not later than Thursday, 30 January 2014.
> 7. The matter is set down for further hearing on Tuesday, 11 February 2014.
> 8. The grant of a just and equitable remedy is reserved pending the further hearing on Tuesday, 11 February 2014.
> 9. The first, second and third respondents are ordered to pay the applicants' costs, including the costs of three counsel, in the High Court, the Supreme Court of Appeal and in this Court."

[3] Merits judgment above n 1 at para 72.

[4] Id at para 91.

[5] Id at para 86.

[3] Paragraph 4 of the order suspended the declaration of invalidity pending the determination of a just and equitable remedy. In paragraph 5 the parties were directed to provide factual information and written submissions for the purpose of determining a just and equitable remedy. A further oral hearing took place on 11 February 2014.

[4] The structure of this judgment is as follows. First, I set out a summary of the factual information provided by the parties and their submissions about the appropriate remedy. I then consider the proper legal approach to determining a just and equitable remedy in the procurement context. I will deal with each of the relevant aspects relating to that before coming to a final conclusion on the appropriate remedy. At the outset it is necessary to say that the remedy will not disrupt the payment of existing grants.

Factual information and submissions

[5] The information provided by the parties and their submissions are helpful. There are, however, disputes about the relevance and correctness of certain facts. The provisions allowing the receipt of factual information in this Court[6] do not cater for the resolution of disputed evidence. The order we make is not dependent on any factual finding in relation to disputed facts. Nevertheless, the uncontested information provides a useful background for determining a just and equitable remedy.

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[6] Rule 31 of the Rules of the Constitutional Court.

[6] AllPay Consolidated Investment Holdings (Pty) Ltd (AllPay) recognised that SASSA and Cash Paymaster were best positioned to assess the time, necessary steps and cost implications of a new tender process. It did, however, commission reports from various experts to gather factual information in support of what it envisages should take place in the event that a fresh tender is ordered.[7] The best indication of the time and steps required for a new tender process to take place is to consider what was required in the previous tender. On that basis, AllPay contended that an entirely new tender process, from the amendment of the Request for Proposals to the handover to the successful tenderer, could be concluded in no more than nine and a half months.

[7] The key question is whether the implementation of a new system would cost SASSA more than it is currently paying for the service. Because the cost of ordering a fresh tender is the normal consequence of an unlawful tender process, any expense considerations must be viewed in the light of the benefits of a more competitive tender. This underlies the principle in section 217 of the Constitution that fair public tendering leads to more cost-effective solutions.

[8] The expert evidence proffered by AllPay[8] suggests that, had it been awarded the tender instead of Cash Paymaster, SASSA would have saved approximately

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[7] AllPay requested data and statistics from SASSA in relation to the implementation of the tender. None of the information was provided.

[8] As a result of Cash Paymaster's refusal and SASSA's failure to provide AllPay (or even its legal team subject to confidentiality undertakings) with access to various documentation including relevant financial information, AllPay commissioned a financial expert to produce a report based on the publicly available documents (including Cash Paymaster's financial model which formed part of its response to the Request for Proposals, public announcements by Cash Paymaster's holding company NET1, as well as statements in affidavits filed in this litigation). He concluded that the contract between SASSA and Cash Paymaster does not appear to represent "value for money" for either SASSA or the South African public.

R926 million over five years. AllPay contends that the price discrepancy between Cash Paymaster's and AllPay's original offerings makes it clear that there may be significant financial benefits to running a fresh tender. On this basis the cost of re-doing the tender may well be recouped by the state receiving a more cost-effective solution. The expert contends that, even on conservative assumptions, Cash Paymaster has, after just two years, already covered all its costs in implementing the tender and is actually making a profit. By the time a new tender process is implemented, Cash Paymaster would have earned a reasonable internal rate of return on its investment.

[9] AllPay also argued that the current system is far from perfect. As a result, it contends that Cash Paymaster is not providing the best service and that beneficiaries are forced to endure a sub-optimal system for which SASSA is paying more than it should. Because Cash Paymaster has already embarked on a bulk enrolment process, including the collection of biometric data, which is now owned by SASSA, there is no reason why a new successful bidder could not take this over. The new tenderer could thus make use of that information to allow for a seamless takeover of the current payment of beneficiaries without the need for a large scale re-enrolment of all beneficiaries.

[10] AllPay submitted that, in the ordinary course, effective remedial relief must follow a declaration of unlawfulness. If the rule of law is to be vindicated, the starting point must be the re-running of the tender process. Given the nature and materiality of

the irregularities, the only just and equitable remedy is one that suspends the declaration of invalidity and allows for a fresh tender process to run, with a revised Request For Proposals and with prospective bidders being allowed to submit fresh bids. Cash Paymaster's contract with SASSA should be kept in place until the successful bidder is able to take over. This will ensure the uninterrupted payment of social grants to beneficiaries and also provide Cash Paymaster with the chance to mitigate any prejudice that would arise if the award to it were invalidated with immediate effect.

[11] AllPay contended that, pending the outcome of the new tender process, Cash Paymaster would not be entitled to "walk away" from the existing contract – it is effectively the government's agent for the provision of social grants and therefore has a constitutional obligation to protect the interests of the beneficiaries by continuing to perform under its existing contract with SASSA. It would also be unlawful for Cash Paymaster to resile from the contract. This is because the effect of the interim suspension of the declaration of invalidity would be that the parties remain bound by the existing contract until the new contract becomes operational. However, if Cash Paymaster were to refuse to perform under its current contract, emergency arrangements could be put in place to ensure that beneficiaries are paid. In particular, SASSA would be entitled to enter into an emergency contract in terms of the relevant treasury regulations.[9]

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[9] Treasury Regulations GN R556 *Government Gazette* 21249 promulgated on 31 May 2000 as amended by GN R225 *Government Gazette* 27388 promulgated on 15 March 2005. The authority to conclude such a contract is in Regulation 16A6.4.

[12] SASSA's starting premise, like AllPay's, was that a new tender would need to follow largely the same process as the first tender. This process took nearly three years with an overall cost of approximately R6 million.[10] Based on the previous process, SASSA estimated that the total time for implementing a new system would be not less than 24 months and would cost between R5 million and R10 million.

[13] SASSA pointed out that its contract with Cash Paymaster was intended to be the last time that it outsourced its obligation to pay social grants, since it intends to take over the system by April 2017. An advisory committee is currently analysing the possible ways that SASSA may take over the payment system by that time. If a new tender were to be awarded it would therefore have to be for a much shorter period than five years.[11] Moreover, for any tenderer to recoup the pre-implementation costs, the price of a shorter tender would have to be significantly higher. Any delays attributed to a new service provider would also hamper SASSA's own target of being self-sufficient by 2017.

[14] SASSA maintained that the current services are being provided in an efficient and uninterrupted way. Nearly 21 million people (99.76% of beneficiaries) have been re-enrolled under the new system. The registration process has resulted in the Department of Social Development declaring unspent funds of R2 billion and the

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[10] SASSA also noted that a previous attempt had been made at the same process in 2006, which had cost some R16 million.

[11] SASSA submitted that if a new tender were awarded it would run for little more than one year before it took over.

service fees have been reduced from R32 per person to R16.44 per person. This will result in a saving of R800 million per year.

[15] SASSA argued that, because of the practical implications, the tender should not be set aside. The Court has an obligation to declare the award of the tender constitutionally invalid, but that does not necessarily require that the contract with Cash Paymaster be set aside.

[16] The public has an interest in having a procedurally correct process, but this must be balanced against the essential need for uninterrupted service delivery in line with the obligations under sections 27 and 28 of the Constitution. SASSA contended that the contract is too far advanced to be undone, and that it is strongly in the interests of grant beneficiaries that the contract be allowed to run to completion. There has been no finding of fraud or corruption, and little or no loss to the unsuccessful tenderers, who in all likelihood would not have won the tender even under a different process.

[17] However, SASSA contended that, if the Court were to declare the contract invalid, its declaration should be suspended for three years, until the contract expires. If the Court were to set aside the tender before the expiration of the current contract, given the time it would take to run a new tender process, the declaration of invalidity should be suspended for two years, which would allow SASSA sufficient time to take over the administration of the payment system.

[18] Cash Paymaster also accepted that it is not best placed to indicate how long a new tender process would take and what the costs involved would be. It estimates that it would take at least 12 months to prepare, issue and adjudicate a new tender. On the costs involved, Cash Paymaster offered no comment and alluded only to the capital expenditure of R1.3 billion it has already incurred. It highlighted potential difficulties with the availability of the required technology and infrastructure, the issuing of new smart cards, the probable re-registration of beneficiaries and the likelihood that new bank accounts will need to be opened.

[19] It indicated that, if its contract were to be cancelled, it would be willing to assist a new tenderer during the transition. However, this was conditional upon payment for its services in terms of the current contract and on the basis that its facilitation of a takeover would not result in the erosion of intellectual property rights. Cash Paymaster emphasised that additional obligations to facilitate the takeover would have financial implications for it – and would be caused by SASSA's, rather than its own, administrative irregularities. In the event of an expedited termination, Cash Paymaster submitted that it would face financial exposure of R41.5 million (if terminated within six months) or R32 million (if terminated within 12 months).

[20] Cash Paymaster submitted that any remedy granted should not result in an interruption in payment services; any decrease in the quality of the service currently enjoyed by recipients or any other inconvenience; or uncertainty in respect of the

on-going payment of grants. The only remedy that would guarantee this, and thus the one that is just and equitable in the circumstances, is to allow Cash Paymaster to run its contract to completion. This can be achieved either by declining to set aside the contract or suspending any order setting it aside for the remainder of the contract period.

[21] Cash Paymaster submitted that, in terms of sections 3 and 4(1)(a) of the South African Social Security Agency Act[12] (Agency Act), SASSA is statutorily empowered to act as the sole agent to ensure the efficient and effective management of the administration of the grants. It thus asserted that SASSA is best placed to make a decision on the feasibility of a new tender.

[22] Cash Paymaster indicated that it is no longer of critical importance to determine whether it is constitutionally bound to distribute social grants, as it has undertaken to do so subject to certain conditions. However, it argued that sections 27(1)(c) and 28(1)(c) are not binding on it, at least not to the extent that it is duty-bound to continue to provide a public service on behalf of the state and to expend its own resources under terms to which it has not agreed.

[23] Corruption Watch drew attention to the composition of the decision-making bodies in a fresh bid process. SASSA was requested to provide information relating to the steps taken, if any, to investigate the irregularities. While SASSA undertook to

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[12] 9 of 2004.

provide the information, none has been forthcoming, and Corruption Watch remains concerned about the irregularities that occurred in the tender process.

[24] Corruption Watch did not make firm proposals on the appropriate remedy. It raised more general rule of law concerns. Prejudice to third parties is relevant but not determinative and, while damage to the public is a major concern, a court should be slow to conclude that there is no possible order that sets the tender award aside and also adequately protects members of the public.

[25] In oral argument, Corruption Watch proposed that this Court should declare the contract invalid unless it is satisfied that there is a real risk that setting it aside will lead to significant prejudice and that the risk cannot be ameliorated.

[26] The other amicus curiae, the Centre for Child Law (Centre), expressed a preference to suspend the declaration of invalidity until the end of the existing contractual period. The Centre's basic premise is that it would be inappropriate for the Court to order a new tender if it would result in a new registration process.

[27] According to the Centre, the relevant factors when considering setting the tender aside are the—

(a) interest of beneficiaries in the uninterrupted payment of social grants, especially that of children;

(b) cost to the public purse versus the proper use of public funds; and

(c) need to promote respect for the rule of law, including both the value of deterrence and the maintenance of and respect for a fair and lawful procurement system.

It lays the strongest emphasis on the first consideration.

[28] The Centre also contended that Cash Paymaster would be under a contractual and constitutional duty to continue to administer the social grants until a new tender has been awarded. The Centre urged the Court to supervise the implementation of any order that sets aside or shortens the duration of the contract, so as to ensure that the interests of beneficiaries are protected.

Proper approach to remedy

[29] In *Steenkamp* Moseneke DCJ stated:

> "It goes without saying that every improper performance of an administrative function would implicate the Constitution and entitle the aggrieved party to appropriate relief. In each case the remedy must fit the injury. The remedy must be fair to those affected by it and yet vindicate effectively the right violated. It must be just and equitable in the light of the facts, the implicated constitutional principles, if any, and the controlling law. It is nonetheless appropriate to note that ordinarily a breach of administrative justice attracts public-law remedies and not private-law remedies. The purpose of a public-law remedy is to pre-empt or correct or reverse an improper administrative function. . . . Ultimately the purpose of a public remedy is to afford the prejudiced party administrative justice, to advance efficient and effective

> public administration compelled by constitutional precepts and at a broader level, to entrench the rule of law."[13] (Footnote omitted.)

The emphasis on correction and reversal of invalid administrative action is clearly grounded in section 172(1)(b) of the Constitution, where it is stated that an order of suspension of a declaration of invalidity may be made "to allow the competent authority *to correct the defect*." Remedial correction is also a logical consequence flowing from invalid and rescinded contracts[14] and enrichment law generally.[15]

[30] Logic, general legal principle, the Constitution, and the binding authority of this Court all point to a default position that requires the consequences of invalidity to be corrected or reversed where they can no longer be prevented. It is an approach that accords with the rule of law and principle of legality.[16]

[31] In the merits judgment this Court stated:

> "Once a finding of invalidity . . . is made, the affected decision or conduct must be declared unlawful and a just and equitable order must be made. It is at this stage that the possible inevitability of a similar outcome, if the decision is retaken, may be one of the factors that will have to be considered. Any contract that flows from the

[13] *Steenkamp NO v Provincial Tender Board, Eastern Cape* [2006] ZACC 16; 2007 (3) SA 121 (CC); 2007 (3) BCLR 300 (CC) (*Steenkamp*) at para 29.

[14] *National Credit Regulator v Opperman and Others* [2012] ZACC 29; 2013 (2) SA 1 (CC); 2013 (2) BCLR 170 (CC) (*Opperman*) at para 101. See Van der Merwe et al *Contract General Principles* 4 ed (Juta & Co, Cape Town 2012) at 176-7.

[15] *Opperman* id at para 15. See Visser *Unjustified Enrichment* (Juta & Co, Cape Town 2008) at 4 and 442 where he describes the basic function of the law of unjustified enrichment as "to restore economic benefits to the plaintiff, at whose expense they were obtained, and for the retention of which by the defendant there is no legal justification." See further Du Plessis *The South African Law of Unjustified Enrichment* (Juta & Co, Cape Town 2012) at 113.

[16] *Bengwenyama Minerals (Pty) Ltd and Others v Genorah Resources (Pty) Ltd and Others* [2010] ZACC 26; 2011 (4) SA 113 (CC); 2011 (3) BCLR 229 (CC) (*Bengwenyama*) at para 85.

> constitutional and statutory procurement framework is concluded not on the state entity's behalf, but on the public's behalf. The interests of those most closely associated with the benefits of that contract must be given due weight. Here it will be the imperative interests of grant beneficiaries and particularly child grant recipients in an uninterrupted grant system that will play a major role. The rights or expectations of an unsuccessful bidder will have to be assessed in that context."[17]

[32] This corrective principle operates at different levels. First, it must be applied to correct the wrongs that led to the declaration of invalidity in the particular case. This must be done by having due regard to the constitutional principles governing public procurement, as well as the more specific purposes of the Agency Act. Second, in the context of public-procurement matters generally, priority should be given to the public good. This means that the public interest must be assessed not only in relation to the immediate consequences of invalidity – in this case the setting aside of the contract between SASSA and Cash Paymaster – but also in relation to the effect of the order on future procurement and social-security matters.

[33] The primacy of the public interest in procurement and social-security matters must also be taken into account when the rights, responsibilities, and obligations of all affected persons are assessed. This means that the enquiry cannot be one-dimensional. It must have a broader range.

[34] Corruption Watch proposed that we should articulate a general formulation for when it would be just and equitable to deviate from the corrective principle. For the

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[17] Merits judgment above n 1 at para 56.

moment, I only wish to point out that a general statement of this kind may not be desirable or even feasible once it is accepted that the application of the corrective principle is not uniform.[18] The corrective principle may be capable of implementation at certain levels, but not others.

[35] In the discussion that follows, I will first consider the practical difficulties raised as obstacles to ordering a new tender process, before dealing with the alleged legal problems in that regard.

Practical difficulties

[36] SASSA and Cash Paymaster argued that the risk of disruption to beneficiaries militates against declaring the contract invalid. Similarly, the Centre submitted that the only just and equitable remedy would be one that ensures the timely and uninterrupted payment of social grants to beneficiaries. If the contract were declared invalid, it contended, the only guarantee against disruption would thus be to suspend the declaration of invalidity until the end of the contractual period. To strengthen its argument, the Centre submitted that the interests of children are of particular importance.[19] A significant proportion of social-grant beneficiaries are children. This means that any assessment of the possible disruption in the payment process should be the subject of even greater scrutiny where the rights of children are at stake.

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[18] *Bengwenyama* above n 16 at para 85.

[19] Section 28(2) of the Constitution provides:

> "A child's best interests are of paramount importance in every matter concerning the child."

[37] To this SASSA and Cash Paymaster added that the system is in any event working well and that there is no realistic possibility that anyone else would be able to take over. This argument must be rejected. The judgment on the merits showed that the irregularities prevented a proper competitive process because no price comparison could in the end be made.

[38] The likelihood of a disruption of payments to beneficiaries is disputed. So are a number of other issues, including the extent to which SASSA will be able to take over the administration and payment of social grants at the end of the current contract period. These disputed factual issues cannot be determined by us in these proceedings.

[39] I have alluded to the multi-dimensional aspects of the just and equitable enquiry. Factual disputes, at a practical level, add another dimension to be considered. In these circumstances, a just and equitable remedy will not always lie in a simple choice between ordering correction and maintaining the existing position. It may lie somewhere in between, with competing aspects assessed differently. The order made at the end of this judgment is of this kind.

[40] The order makes provision for a re-run of the tender, but it does not attempt to impose a final solution on SASSA. We acknowledge that we are not in a position to determine what the effect of making a new tender award will be on a number of interests. These include: the ability of other potential tenderers to make truly

competitive bids; whether a new system will necessarily disrupt existing payments; whether SASSA will be able to run the administration and payment of social grants independently at the time envisaged; and what advantages Cash Paymaster may derive from its incumbency. A new tender process will make it possible for SASSA to have more information available to it when it makes a decision whether to award a new tender at the end of the process. It is true that this will come at some cost, between R5 million and R10 million at current estimates, but in the context of the vast sums involved, and considering the potential for a more cost-effective solution, this is a justifiable price to pay to ensure that the rule of law and the demands of transparency and accountability are met.

[41] This practical approach also meets the argument made by SASSA that ordering a new tender process for the original period, namely five years, would impinge on the separation of powers because SASSA intends to take over in 2017.

Separation of powers

[42] There can be no doubt that the separation of powers attributes responsibility to the courts for ensuring that unconstitutional conduct is declared invalid and that constitutionally mandated remedies are afforded for violations of the Constitution. This means that the Court must provide effective relief for infringements of constitutional rights.[20] On this basis, there can be no question that requiring SASSA

[20] See *Mvumvu and Others v Minister for Transport and Another* [2011] ZACC 1; 2011 (2) SA 473 (CC); 2011 (5) BCLR 488 (CC) at paras 46 and 48 and *Fose v Minister of Safety and Security* [1997] ZACC 6; 1997 (3) SA 786 (CC); 1997 (7) BCLR 851 (CC) at para 69.

to re-run the tender falls squarely within this Court's remit. What the public lost in the flawed tender process was the chance to secure a contract with the most competitive and cost-effective tenderer, as the merits judgment explained.

[43] As counsel for AllPay was at pains to point out, if the tender process is re-run without extending the duration of the new contract beyond the current period, Cash Paymaster will have an insuperable advantage because of its incumbency. In fact, as SASSA explained it is probable that no one else would even bid, because only a long-term contract could conceivably be profitable. This is because a long period is essential to recoup the tenderer's huge initial outlay.

[44] This means that re-running the tender without specifying an extended contract period of at least five years would simply perpetuate the consequences of the unlawful tender award to Cash Paymaster. Far from providing "effective relief", this would entrench the unlawfully obtained status quo. Ordinarily, the term of a procurement contract would be within the powers of the executive. Here, however, the facts require a different approach. It would be just and equitable to specify that the term of the fresh tender be for five years.

[45] Hence, the answer to the separation of powers argument lies in the express provisions of section 172(1) of the Constitution. The corrective principle embodied there allows correction to the extent of the constitutional inconsistency, in this case, an invalid award of the tender for five years.

[46] This approach would have the added benefit of providing SASSA with a renewed opportunity of considering and assessing all the practical risks during the renewed tender process.

Constitutional obligations

[47] In terms of section 27(1)(c) of the Constitution everyone has the fundamental right to "have access to social security, including, if they are unable to support themselves and their dependants, appropriate social assistance." Section 27(2) states that "[t]he state must take reasonable legislative and other measures, within its available resources, to achieve the progressive realisation of this right."[21] The state has done so. The Social Assistance Act[22] (Assistance Act) makes provision for social assistance.[23] Chapter 3 deals with the administration of social assistance, including payments to beneficiaries.[24]

[48] SASSA must, under the Agency Act, administer social assistance in terms of Chapter 3 of the Assistance Act.[25] The objects of SASSA are to act, eventually, as the sole agent for the administration of social assistance, but also to act as an agent for the prospective administration and payment of social security.[26] SASSA may, with the

[21] As well as the other rights enumerated in section 27(1).

[22] 13 of 2004.

[23] Section 3.

[24] Sections 14-23.

[25] Section 4(1)(a) of the Agency Act.

[26] Section 3(a) and (b).

concurrence of the responsible Minister, enter into an agreement with any person to ensure effective payments to beneficiaries.[27] The agreement must include provisions to ensure the effective and economical use of funds for payment to beneficiaries; the promotion and protection of the human dignity of beneficiaries; the protection of confidential information held by the Agency; honest, impartial, fair and equitable service delivery; mechanisms to regulate community participation and consultation; and financial penalties for non-compliance.[28]

[49] Organs of state have obligations that extend beyond the merely contractual.[29] In terms of section 8 of the Constitution, the Bill of Rights binds all organs of state. Organs of state, even if not state departments or part of the administration of the national, provincial or local spheres of government, must thus "respect, protect, promote and fulfil the rights in the Bill of Rights".[30]

[50] The founding values of our Constitution include a democratic government based on the principles of accountability, responsiveness and openness.[31] The public administration, which includes organs of state,[32] "must be accountable",[33] and

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[27] Section 4(2)(a).

[28] Section 4(3).

[29] *Joseph and Others v City of Johannesburg and Others* [2009] ZACC 30; 2010 (4) SA 55 (CC); 2010 (3) BCLR 212 (CC) (*Joseph*) at paras 25 and 34.

[30] Section 7(2) of the Constitution.

[31] Section 1(d).

[32] Section 195(2)(b).

[33] Section 195(1)(f).

"[t]ransparency must be fostered by providing the public with timely, accessible and accurate information."[34]

[51] Section 239 of the Constitution defines an "organ of state" as—

> "(a) any department of state or administration in the national, provincial or local sphere of government; or
>
> (b) any other functionary or institution—
>
> (i) exercising a power or performing a function in terms of the Constitution or a provincial constitution; or
>
> (ii) exercising a public power or performing a public function in terms of any legislation,
>
> but does not include a court or a judicial officer".

[52] That SASSA is an organ of state is clear. But, for the purposes of the impugned contract, so too is Cash Paymaster. In determining whether an entity is an organ of state, the presence or absence of governmental control over that entity is a factor, but in our constitutional era, is not determinative.[35] In Cash Paymaster's case the "control test" is not helpful; although it may be independent from SASSA's control, the function that it performs – the country-wide administration of the payment of social grants – is fundamentally public in nature.

[53] In *AAA Investments*[36] Yacoob J, writing for the majority of this Court,[37] stated:

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[34] Section 195(1)(g).

[35] *Mittalsteel South Africa Ltd (formerly Iscor Ltd) v Hlatshwayo* [2006] ZASCA 93; 2007 (1) SA 66 (SCA) (*Mittalsteel*) at para 22.

[36] *AAA Investments (Pty) Ltd v Micro Finance Regulatory Council and Another* [2006] ZACC 9; 2007 (1) SA 343 (CC); 2006 (11) BCLR 1255 (CC) (*AAA Investments*).

> "Our Constitution ensures . . . that government cannot be released from its human rights and rule of law obligations simply because it employs the strategy of delegating its functions to another entity.
>
> It does so by a relatively broad definition of an organ of state. . . . An organ of state is, among other things, an entity that performs a public function in terms of national legislation. If [an entity] performs its functions in terms of national legislation, and these functions are public in character, it is subject to the legality principle and the privacy protection. In our constitutional structure, [the entity] does not have to be part of government or the government itself to be bound by the Constitution as a whole."[38] (Footnotes omitted.)

[54] SASSA must administer social assistance in terms of the Assistance Act. It is legislation that seeks to give effect to the right of access to social security in terms of section 27(1)(c) and (2) of the Constitution. SASSA may enter into an agreement with any person "to ensure effective payments to beneficiaries" in terms of section 4(2)(a) of the Agency Act. In terms of the agreement between SASSA and Cash Paymaster the latter administers the payment of social grants on SASSA's behalf. In doing so, Cash Paymaster exercises a public power and performs a public function in terms the Agency Act, enacted to give effect to the right to social security.[39]

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[37] The minority judgments of Langa CJ and O'Regan J did not differ on this point. See paras 68 and 119-20 of their respective judgments.

[38] *AAA Investments* above n 36 at paras 40-1.

[39] See *Mittalsteel* above n 35 at paras 8-22. See further, on the nature of public power, *Joseph* above n 29 at paras 43-7; *Chirwa v Transnet Ltd and Others* [2007] ZACC 23; 2008 (4) SA 367 (CC); 2008 (3) BCLR 251 (CC) at para 138; and *Grey's Marine Hout Bay (Pty) Ltd and Others v Minister of Public Works and Others* [2005] ZASCA 43; 2005 (6) SA 313 (SCA) at paras 26-8.

[55] But it does more than that. It plays a unique and central role as the gatekeeper of the right to social security and effectively controls beneficiaries' access to social assistance. For all practical purposes it is not only the face, but also the operational arm, of the "administration in the national . . . sphere of government",[40] insofar as the payment of social grants is concerned.

[56] The contract between SASSA and Cash Paymaster also makes it clear that the latter undertook constitutional obligations. The Request for Proposals further stipulates that the tender is subject to the Constitution. The contract itself indicates that the Request for Proposals forms part of the contract and was incorporated by reference. The preamble of the contract states that "SASSA is in terms of the applicable legislative framework responsible for the administration, management and payment of social grants in line with the Constitution".

[57] These public aspects of the procurement contract have important constitutional consequences for both SASSA and Cash Paymaster.

[58] SASSA does not, by the conclusion of the contract, divest itself of its constitutional responsibility and public accountability for rendering the public services.[41] It remains accountable to the people of South Africa for the performance of those functions by Cash Paymaster. In its own case, accountability is ensured by

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[40] Paragraph (a) of the definition of "organ of state" in section 239 of the Constitution.

[41] See *AAA Investments* above n 36 at para 40 where it was held that "government cannot be released from its human rights and rule of law obligations simply because it employs the strategy of delegating its functions to another entity."

financial compliance with the Public Finance Management Act[42] and general ministerial oversight.[43]

[59] When Cash Paymaster concluded the contract for the rendering of public services, it too became accountable to the people of South Africa in relation to the public power it acquired and the public function it performs. This does not mean that its entire commercial operation suddenly becomes open to public scrutiny. But the commercial part dependent on, or derived from, the performance of public functions is subject to public scrutiny, both in its operational and financial aspects.

[60] These general principles must inform and underlie the discussion of whether the present contract should be set aside and a re-run of the tender process ordered. They are also relevant for determining the temporary arrangements if the award of the tender is set aside but suspended.

Invalidity and suspension of the contract

[61] Both SASSA and Cash Paymaster submitted that a re-run of the tender process would create legal difficulties, because the Court has no power to make a contract for SASSA and Cash Paymaster, or to amend the existing contract. If the existing contract is declared invalid Cash Paymaster would have no further obligations towards anyone and would be entitled to walk away from the contract without any sanction for doing so. This submission cannot be sustained.

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[42] 1 of 1999. See also section 10 of the Agency Act.

[43] Section 11 of the Agency Act.

[62] The answer lies, first, in the explicit wording of section 172(1)(b)(ii) of the Constitution, and second, in Cash Paymaster's constitutional obligations.

[63] Section 172(1)(b)(ii) provides that a court may, using its just and equitable remedial powers, make an order "suspending the invalidity for any period and on any conditions, to allow the competent authority to correct the defect." So this Court, under constitutional warrant, may suspend the declaration of invalidity of the contract until any new payment process is operational. During the period of suspension the contract remains operational and Cash Paymaster stays bound to its contractual and constitutional obligations. The continued operation of these contractual obligations thus finds its source in this Court's powers under section 172(1)(b)(ii). The Court's sanction will give any possible future breach by Cash Paymaster of these obligations a dimension beyond mere breach of contract.

[64] In addition, the argument ignores the public accountability aspect that accompanies the conclusion of procurement contracts for the performance of public functions.[44] Cash Paymaster undertook constitutional obligations by entering into the social grant payment contract with SASSA. During the existence of the contract these obligations stem from the contract it concluded. But even after the dissolution of the contract, but before the appointment of another service provider, Cash Paymaster will have constitutional obligations.

[44] See *AAA Investments* above n 36 at para 89. Langa CJ aptly states that "accountability is a central value of our Constitution."

[65] In *Juma Musjid* Nkabinde J explained that private persons may also have the obligation to respect socio-economic rights:

> "This Court, in *Ex Parte Chairperson of the Constitutional Assembly: In re Certification of the Constitution of the Republic of South Africa*, made it clear that socio-economic rights . . . may be negatively protected from improper invasion. Breach of this obligation occurs directly when there is a failure to respect the right, or indirectly, when there is a failure to prevent the direct infringement of the right by another or a failure to respect the existing protection of the right by taking measures that diminish that protection. It needs to be stressed however, that the purpose of section 8(2) of the Constitution is not to obstruct private autonomy or to impose on a private party the duties of the state in protecting the Bill of Rights. It is rather to require private parties not to interfere with or diminish the enjoyment of a right. Its application also depends on the 'intensity of the constitutional right in question, coupled with the potential invasion of that right which could be occasioned by persons other than the state or organs of state'."[45] (Footnotes omitted.)

[66] Where an entity has performed a constitutional function for a significant period already, as Cash Paymaster has here, considerations of obstructing private autonomy by imposing the duties of the state to protect constitutional rights on private parties, do not feature prominently, if at all. The conclusion of a contract with constitutional obligations, and its operation for some time before its dissolution – because of constitutional invalidity – means that grant beneficiaries would have become increasingly dependent on Cash Paymaster fulfilling its constitutional obligations. For this reason, Cash Paymaster cannot simply walk away: it has the constitutional

[45] *Governing Body of the Juma Musjid Primary School and Others v Essay NO and Others (Centre for Child Law and Another as Amici Curiae)* [2011] ZACC 13; 2011 (8) BCLR 761 (CC) (*Juma Musjid*) at para 58.

obligation to ensure that a workable payment system remains in place until a new one is operational.[46]

[67] It is true that any invalidation of the existing contract as a result of the invalid tender should not result in any loss to Cash Paymaster. The converse, however, is also true. It has no right to benefit from an unlawful contract.[47] And any benefit that it may derive should not be beyond public scrutiny. So the solution to this potential difficulty is relatively simple and lies in Cash Paymaster's hands. It can provide the financial information to show when the break-even point arrived, or will arrive, and at which point it started making a profit in terms of the unlawful contract. As noted earlier, the disclosure of this information does not require disclosure of information relating to Cash Paymaster's other private commercial interests. But its assumption of public power and functions in the execution of the contract means that, in respect of its gains and losses under that contract, Cash Paymaster ought to be publicly accountable.

[46] Compare Liebenberg "The Application of Socio-Economic Rights to Private Law" (2008) 3 *TSAR* 464 at 467-9 and Pieterse "Indirect Horizontal Application of the Right to Have Access to Health Care Services" (2007) 23 *SAJHR* 157 at 162-3.

[47] The dissolution of a contract creates reciprocal obligations seeking to ensure that neither contracting party unduly benefits from what has already been performed under a contract that no longer exists. This is evidenced in cases of rescission or cancellation of a contract where a party claiming restitution must usually tender the return of what she received during the contract's existence or, if return is not possible, explain the reasons for impossibility. See *Extel Industrial (Pty) Ltd and Another v Crown Mills (Pty) Ltd* [1998] ZASCA 67; 1999 (2) SA 719 (SCA) at 731D-732D and Van der Merwe et al above n 14 at 116-8. It also underlies the enrichment claim available to a party in the case of an invalid or illegal contract where the other party seeks to retain benefits from a contract that no longer has legal justification. See Visser above n 15 at 442. These diverse applications of restitutionary principles are not rigid or inflexible. See *Jajbhay v Cassim* 1939 AD 537 at 588 and, in particular, at 544 where the Court held that "public policy should properly take into account the doing of simple justice between man and man." See further *BK Tooling (Edms) Bpk v Scope Precision Engineering (Edms) Bpk* 1979 (1) SA 391 (A) at 420A-C, 421A and 427.

Accountability concerns

[68] It is apparent from the merits judgment that the Bid Evaluation Committee and Bid Adjudication Committee were not always sure of the requirements set out in Bidders Notice 2. They cannot necessarily be blamed for that, but their involvement in the first bid may make it difficult for them to bring an independent assessment to bear on a new tender process. That is sufficient reason, based on existing principles, for new members to be appointed to those committees, under independent supervision.

[69] It is not entirely clear to what extent confidential information of beneficiaries gathered in the payment process is protected, and to what extent the information gathered may create the potential for future commercial gain for Cash Paymaster or any other successful tenderer. This must be addressed in the requirements for a new tender.

[70] Unless the tender is awarded to a different contractor, Cash Paymaster will benefit from an unlawful contract. In that event the public is entitled to know the extent to which it has so benefited.

[71] Apart from these aspects, further disciplined accountability is needed in the initiation and execution of the new tender process. This needs to be monitored. This Court has wide remedial powers to ensure effective relief for a breach of a constitutional right. In light of the importance of the right to social security and the impact on and potential prejudice to a large number of beneficiaries, the public clearly

has an interest in ensuring that the tender is re-run properly. In these circumstances, it is appropriate to impose a structural interdict requiring SASSA to report back to the Court at each of the crucial stages of the new tender process.[48]

Further relief

[72] It was suggested that AllPay is entitled to compensation in some form under section 8(1)(c)(ii)(bb) of PAJA in these proceedings. Compensation under this provision of PAJA is not a private-law remedy. But AllPay's interest in the correction of the administrative wrong is at this stage co-extensive with the public interest. What AllPay lost was a chance to compete in a lawful and fair tender process. Similarly, in *Millennium Waste* the Supreme Court of Appeal held that "[t]he loss to the appellant from the unfair act was no more than the loss of the opportunity to have its tender considered."[49] Redress will be adequately met by the order we make. To the extent that Allpay is entitled to further relief it can pursue that in separate proceedings.

SASSA's conduct

[73] Before concluding, it is necessary to say something about SASSA's conduct. SASSA is an organ of state. It is bound to the basic values and principles governing public administration set out in section 195 of the Constitution. As is evident from this judgment, and the merits judgment, SASSA's irregular conduct has been the sole

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[48] See *Minister of Health and Others v Treatment Action Campaign and Others (No 2)* [2002] ZACC 15; 2002 (5) SA 721 (CC); 2002 (10) BCLR 1033 (CC) at para 113.

[49] *Millennium Waste Management (Pty) Ltd v Chairperson, Tender Board: Limpopo Province and Others* [2007] ZASCA 165; 2008 (2) SA 481 (SCA) (*Millennium Waste*) at para 25.

cause for the declaration of invalidity and for the setting aside of the contract between it and Cash Paymaster.

[74] This Court sought further submissions from the parties to assist in the difficult task of determining appropriate relief. The importance of this is obvious, not only because of the vast sums of money involved but more importantly, because of the enormous consequences of irregularities where the interests of beneficiaries, particularly children, play a pivotal role in assessing the appropriate remedy.

[75] Yet, contrary to the obligations it carries under section 195, SASSA has adopted an unhelpful and almost obstructionist stance. It failed to furnish crucial information to AllPay regarding the implementation of the tender[50] and to Corruption Watch in respect of steps it took to investigate irregularities in the bid and decision-making processes.[51] Its conduct must be deprecated, particularly in view of the important role it plays as guardian of the right to social security and as controller of beneficiaries' access to social assistance.[52]

Costs

[76] SASSA and Cash Paymaster contended that we mistakenly failed to make a costs order in their favour in relation to AllPay's failed application to lead further

[50] See above n 7 and n 8.

[51] See [23].

[52] See [48] and *Van der Merwe and Another v Taylor NO and Others* [2007] ZACC 16; 2008 (1) SA 1 (CC); 2007 (11) BCLR 1167 (CC) at paras 71-2.

evidence in the merits application.[53] They are correct. It is a minor matter, but it must be rectified.

[77] As far as the costs of the proceedings relating to the just and equitable remedy are concerned, all the parties were asked to place information before us in order to provide the proper context for the determination of the appropriate remedy. There are no real winners or losers in the ordinary litigation sense. If there is to be any winner, one hopes it will be the general public who will gain from adherence to the rule of law and greater transparency and accountability in relation to the payment of social grants. It is just to make no order as to costs. Each party will bear its own costs.

Order

[78] The following order is made:

1. The Contract for the Payment of Social Grants between the South African Social Security Agency (SASSA) and Cash Paymaster Services (Pty) Ltd (Cash Paymaster) dated 3 February 2012 is declared invalid.
2. This declaration is suspended pending the decision of SASSA to award a new tender after completion of the tender process ordered in paragraph 3 below.
3. SASSA must initiate a new tender process for the payment of social grants within 30 days of this order:

[53] Merits judgment above n 1 at para 98.

3.1 The request for proposals for the new tender must, in addition to any other requirements that SASSA is entitled to prescribe, contain adequate safeguards to ensure that—

(a) if any re-registration process is required, no loss of lawful existing social grants occurs;

(b) the payment of lawful existing grants is not interrupted; and

(c) personal data obtained in the payment process remains private and may not be used in any manner for any purpose other than payment of the grants or any other purpose sanctioned by the Minister in terms of section 20(3) and (4) of the Social Assistance Act 13 of 2004.

3.2 The new tender must be for a period of five years.

3.3 A new and independent Bid Evaluation Committee and Bid Adjudication Committee must be appointed to evaluate and adjudicate the new tender process. Their evaluation and adjudication must be made public by filing with the Registrar of this Court a status report on the first Monday of every quarter of the year until completion of the process.

4. If the tender is not awarded, the declaration of invalidity of the contract in paragraph 1 above will be further suspended until completion of the five-year period for which the contract was initially awarded:

4.1 Within 14 days of the decision not to award the tender SASSA must lodge a report with the Registrar of this Court setting out all the relevant information on whether and when it will be ready to assume the duty to pay grants itself.

4.2 Within 60 days of the completion of the five-year period for which the contract was initially awarded, Cash Paymaster must file with this Court an audited statement of the expenses incurred, the income received and the net profit earned under the completed contract.

4.3 SASSA must within 60 days thereafter obtain an independent audited verification of the details provided by Cash Paymaster under paragraph 4.2 and file the audited verification with this Court.

5. The applicants must pay SASSA and Cash Paymaster's costs in relation to the application, brought in the main application on the merits, to lead further evidence.

6. There is no further costs order.

For the Applicants:	Advocate G Marcus SC, Advocate D Unterhalter SC, Advocate M du Plessis, Advocate C Steinberg and Advocate A Coutsoudis instructed by Nortons Inc.
For the First and Second Respondents:	Advocate S Cilliers SC and Advocate M Mostert instructed by the State Attorney.
For the Third Respondent:	Advocate T Beckerling SC, Advocate R Strydom SC, Advocate N Ferreira and Advocate J Bleazard instructed by Smit Sewgoolam Inc.
For the First Amicus Curiae:	Advocate S Budlender, Advocate M Townsend and Advocate L Kelly instructed by Van Hulsteyns Attorneys.
For the Second Amicus Curiae:	Advocate T Ngcukaitobi and Advocate M Bishop instructed by the Legal Resources Centre.

For the Applicants:	Advocate G Marcus SC, Advocate D Unterhalter SC, Advocate M du Plessis, Advocate C Steinberg and Advocate A Coutsoudis instructed by Nortons Inc.
For the First and Second Respondents:	Advocate S Cilliers SC and Advocate M Mostert instructed by the State Attorney.
For the Third Respondent:	Advocate T Beckerling SC, Advocate R Strydom SC, Advocate N Ferreira and Advocate J Bleazard instructed by Smit Sewgoolam Inc.
For the First Amicus Curiae:	Advocate S Budlender, Advocate M Townsend and Advocate L Kelly instructed by Van Hulsteyns Attorneys.
For the Second Amicus Curiae:	Advocate T Ngcukaitobi and Advocate M Bishop instructed by the Legal Resources Centre.